Prospectus Supplement                         Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 29, 1999)             Registration No. 333-91349



                               Johnson & Johnson

                                792,660 Shares
                                 Common Stock

                                  $61,107,000
                                  Guarantees

          This prospectus supplement contains information about the persons who can use this prospectus supplement to offer and sell shares of Johnson & Johnson's common stock those persons own and, together with Centocor's
4 3/4% Convertible Subordinated Debentures due 2005 those persons own, Johnson & Johnson's guarantees those persons own of those debentures.

                          SELLING SECURITYHOLDERS

          The information set forth in the table under the caption "Selling Securityholders" in the Johnson & Johnson prospectus dated December 29, 1999, relating to Johnson & Johnson common stock and Johnson & Johnson guarantees, as supplemented on March 24, 2000, April 17, 2000 and May 5, 2000, is supplemented to add the following:



                                        Common Stock                                    Guarantees

                                                          Number of      Principal                         Principal
                                           Shares           Shares         Amount      Percentage of        Amount
          Name of Selling               Beneficially    Registered for  Beneficially    Outstanding     Registered for
         Securityholder(1)                Owned(2)      Sale Hereby(3)    Owned($)      Guarantees      Sale Hereby($)
         ----------------               ------------    -------------   ------------   -------------    --------------
Associated Electric & Gas Insurance         4,540           4,540         350,000             *            350,000
          Services Limited


---------------

(1)  The information set forth herein is as of August 1, 2000.

(2) Assumes conversion of the full amount of the unrestricted and restricted Centocor debentures held by such holder at the conversion price in effect as of August 1, 2000 of $77.091 per share of Johnson & Johnson common stock. Fractional shares will not be issued upon conversion of the Centocor debentures; cash will be paid in lieu of any fractional shares.

(3) Assumes conversion of the full amount of the restricted Centocor debentures held by such holder at the conversion price in effect as of August 1, 2000 of $77.091 per share of Johnson & Johnson common stock. Fractional shares will not be issued upon conversion of the Centocor debentures; cash will be paid in lieu of any fractional shares. This prospectus also covers any additional shares of Johnson & Johnson common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Johnson & Johnson common stock.

     * Represents beneficial ownership of less than 1% of the aggregate principal amount of Johnson & Johnson guarantees outstanding as of August 1, 2000.

               The date of this prospectus is August 1, 2000.